Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2021 FINANCIAL RESULTS

Sales for 2021 of $68.6 million, Second Highest in Company History, Only Exceeded by

Record Year Comparable Sales in 2020 from COVID-19 Related Pandemic Revenue

Building Supply Sales Increase by 21% to a Record $36.9 Million

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	HIR Holdings
Donna Millar	Cameron Donahue
905-479-0654	651-707-3532
e-mail: ir@alphaprotech.com	e-mail: cameron@hirholdings.com

●	Net sales in 2021 of $68.6 million, second highest in Company history, compared to $102.7 million in 2020. Comparative sales in 2021 were significantly affected by COVID-19 in 2020.
o	Building Supply segment sales increased by 20.6%, to a record $36.9 million in 2021, compared to $30.6 million in 2020.
o	Disposable Protective Apparel segment sales decreased by 56.0% to $31.7 million, compared to $72.1 million in 2020.
●	Net income in 2021 of $6.7 million, or $0.50 per diluted share, compared to net income of $26.9 million, or $1.92 per diluted share in 2020.
●	Cash of $16.3 million and working capital of $50.3 million with no debt as of December 31, 2021.

Nogales, Arizona – March 9, 2022 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three month period and year ended December 31, 2021.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “The decrease in Disposable Protective Apparel segment sales in 2021 was driven by reduced demand in both our facemasks, primarily our N-95 Particulate Respirator face mask and face shields, partially offset by COVID-19 associated usage of our protective garments. Although face mask and face shield sales were down in 2021, they were higher than any other year on record, with the exception of the past pandemics in 2020 (COVID-19) and 2009 (H1N1). Due to various COVID-19 variants, sales of face masks and face shields are expected to remain higher than pre-pandemic levels in the first quarter of 2022, but it’s uncertain how long this will continue.”

“Our Building Supply segment sales were a record for the year ended December 31, 2021, with continued significant growth due to strong demand for both our synthetic roof underlayment and housewrap products. Synthetic roof underlayment sales were a record in 2021 and increased by 25.9% compared to 2020 due to the increase in inventory requirements at the dealer level, as well as the expansion of new home construction. Growth of our synthetic roof underlayment products was primarily due to robust sales of our TECHNO SB®25 product line, which was the growth driver of this product family in 2021.The housewrap line of products, with a 19.7% increase in 2021, also achieved a record due to growth in new market share as well as high demand for new home construction. Our system of selling housewrap with associated accessories is becoming increasingly accepted in the market.

The Company has committed to increasing production capacity in our Building Supply segment by investing approximately $4.0 million in new equipment, a part of which became operational in the latter part of the third quarter of 2021. As a result of delays in the supply chain, the most expensive piece of equipment has had a further delay and is now expected in the latter part of the second quarter of 2022 and is expected to be operational in the third quarter of 2022.

We are encouraged by the current demand for our Building Supply products and anticipate strong continued growth in 2022. We have continued to enjoy increased sales by utilizing a strategic approach to adding additional dealers through aggressive sales strategies, being vertically integrated and having control of our manufacturing, unlike most of our competitors. By adding the additional dealers, distribution channels and additional products in the roofing sector, we expect to maintain our sales growth. We expect our housewrap sales to continue to grow with new home construction remaining high as well as our ability to deliver products in a timely fashion by utilizing our vertically integrated manufacturing capabilities. This coupled with our growing distribution channels has been the backbone of our sales growth,” added Hoffman.

2021 Results

Net Sales

Consolidated sales for the three months ended December 31, 2021, decreased to $13.2 million, from $29.0 million for the three months ended December 31, 2020, representing a decrease of $15.8 million, or 54.5%. This decrease consisted of decreased sales in the Disposable Protective Apparel segment of $16.6 million partially offset by increased sales in the Building Supply segment of $0.8 million.

Disposable Protective Apparel segment sales for the three months ended December 31, 2021 decreased by $16.6 million, or 78.6%, to $4.5 million, compared to $21.1 million for the same period of 2020. This segment decrease was due to a 95.0% decrease in sales of face masks, primarily our proprietary N-95 Particulate Respirator face mask, a 46.9% decrease in sales of face shields and a 32.6% decrease in sales of disposable protective garments compared to the same period of 2020, all primarily due to record breaking customer demand resulting from the COVID-19 pandemic in 2020.

The sales mix of the Disposable Protective Apparel segment for the three months ended December 31, 2021 was approximately 73% for disposable protective garments, 17% for face masks and 10% for face shields. This compared to approximately 23% for disposable protective garments, 73% for face masks and 4% for face shields for the three months ended December 31, 2020.

Building Supply segment sales for the three months ended December 31, 2021 increased by $0.8 million, or 9.8%, to $8.7 million, compared to $7.9 million for the three months ended December 31, 2020.

Consolidated sales for the year ended December 31, 2021, decreased to $68.6 million, second highest in Company history, from $102.7 million for the year ended December 31, 2020, representing a decrease of $34.1 million, or 33.2%. This decrease consisted of decreased sales in the Disposable Protective Apparel segment of $40.4 million, partially offset by a $6.3 million increase in sales for the Building Supply segment.

Sales for the Disposable Protective Apparel segment for the year ended December 31, 2021, decreased by $40.4 million, or 56.0%, to $31.7 million, compared to $72.1 million for 2020. This segment decrease was due to a 3.5% increase in sales of disposable protective garments, an 80.0% decrease in sales of face masks and a 68.0% decrease in face shields, all primarily due to customer demand associated with the pandemic in 2020.

The sales mix of the Disposable Protective Apparel segment for the year ended December 31, 2021 was approximately 63% for disposable protective garments, 26% for face masks and 11% for face shields. This sales mix is compared to approximately 27% for disposable protective garments, 58% for face masks and 15% for face shields for the year ended December 31, 2020.

Building Supply segment sales for the year ended December 31, 2021 increased by $6.3 million, or 20.6%, to a record $36.9 million, compared to $30.6 million for the year ended December 31, 2020. The Building Supply segment increase was primarily due to an increase in sales of synthetic roof underlayment of 25.9%, an increase in sales of housewrap and accessories of 19.7% and basically flat sales of other woven material compared to 2020.

The sales mix of the Building Supply segment for the year ended December 31, 2021 was approximately 50% for synthetic roof underlayment, 43% for housewrap and accessories, and 7% for other woven material. This compared to approximately 48% for synthetic roof underlayment, 43% for housewrap and accessories, and 9% for other woven material for the year ended December 31, 2020.

Gross Profit

Gross profit decreased by $9.2 million, or 65.1%, to $4.9 million for the three months ended December 31, 2021, from $14.2 million for the three months ended December 31, 2020. The gross profit margin was 37.5% for the three months ended December 31, 2021, compared to 48.9% for the three months ended December 31, 2020.

Gross profit decreased by $25.2 million, or 49.9%, to $25.3 million for the year ended December 31, 2021, from $50.5 million for the year ended December 31, 2020. The gross profit margin was 36.7% for the year ended December 31, 2021, compared to 49.2% for the year ended December 31, 2020. Gross profit margin in 2021 was similar to pre-pandemic levels. The gross profit margin was negatively affected in 2021 as a result of changes in product mix as the need for face masks and face shields, which have a higher gross profit margin than our other products, declined from the surge in customer demand in 2020 as a result of the COVID-19 pandemic, as well as increases in raw material costs and ocean freight and other transportation costs.

Going forward, management believes that gross profit margin could continue to be negatively affected by the recent significant increases in ocean freight and other transportation costs as well as raw material price increases. In the current environment, cost increases may rise more rapidly than our sales prices, which could continue to decrease gross profit margin.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased by $1.0 million, or 21.1%, to $3.9 million for the three months ended December 31, 2021, from $4.9 million for the three months ended December 31, 2020. However, as a percentage of net sales, selling, general and administrative expenses increased to 29.5% for the three months ended December 31, 2021, up from 17.0% for the same period of 2020, primarily as a result of lower net sales.

Selling, general and administrative expenses decreased by $1.6 million, or 8.9%, to $16.6 million for the year ended December 31, 2021, from $18.2 million for the year ended December 31, 2020. However, as a percentage of net sales, selling, general and administrative expenses increased to 24.1% for the year ended December 31, 2021, down from 17.7% for 2020, primarily as a result of lower net sales.

Income from Operations

Income from operations decreased by $8.2 million or 90.7%, to $846,000 for the three months ended December 31, 2021, compared to $9.1 million for the three months ended December 31, 2020. The decreased income from operations was primarily due to a decrease in gross profit of $9.2 million and an increase in depreciation and amortization expense of $23,000, partially offset by a decrease in selling, general and administrative expenses of $1.0 million. Income from operations as a percentage of net sales for the three months ended December 31, 2021 was 6.4%, compared to 31.2% for the same period of 2020.

Income from operations decreased by $23.7 million, or 74.9%, to $7.9 million for the year ended December 31, 2021, compared to $31.6 million for the year ended December 31, 2020. The decreased income from operations was primarily due to a decrease in gross profit of $25.2 million and an increase in depreciation and amortization expense of $0.1 million, partially offset by a decrease in selling, general and administrative expenses of $1.6 million. Income from operations as a percentage of net sales for the year ended December 31, 2021 was 11.5%, compared to 30.8% for 2020.

Net Income

Net income for the three months ended December 31, 2021 was $0.6 million, compared to net income of $7.2 million for the three months ended December 31, 2020, representing a decrease of $6.6 million or 91.7%. Net income as a percentage of net sales for the three months ended December 31, 2021 was 4.5%, and net income as a percentage of net sales for the same period of 2020 was 24.9%. Basic earnings per common share for the three months ended December 31, 2021, and 2020 were $0.05 and $0.53, respectively. Diluted earnings per common share for the three months ended December 31, 2021 and 2020 were $0.05 and $0.52, respectively.

Net income for the year ended December 31, 2021 was $6.8 million, compared to net income of $26.9 million for the year ended December 31, 2020, representing a decrease of $20.1 million or 74.9%. The decrease in net income was largely associated with the COVID-19 pandemic in 2020. The net income decrease comparing the years ended December 31, 2021 and 2020 was due to a decrease in income before provision for income taxes of $23.7 million, partially offset by a decrease in provision for income taxes of $3.6 million. A tax benefit from stock options exercised positively impacted net income in the first quarter of 2020 by an estimated $2.0 million. Net income as a percentage of net sales for the year ended December 31, 2021 was 9.8%, and net income as a percentage of net sales for 2020 was 26.2%. Basic earnings per common share for the year ended December 31, 2021, and 2020 were $0.51 and $2.00, respectively. Diluted earnings per common share for the year ended December 31, 2021 and 2020 were $0.50 and $1.92, respectively. Diluted earnings per common share prior to COVID-19 for the years ended December 31, 2019 and 2018 were $0.23 and $0.26, respectively.

Balance Sheet

As of December 31, 2021, the Company had cash of $16.3 million compared to $23.3 million as of December 31, 2020. The decrease in cash as of December 31, 2021 was due to cash used in operating activities of $0.5 million, cash used in investing activities of $2.5 million and cash used in financing activities of $4.0 million.. Working capital totaled $50.3 million and the Company’s current ratio was 20:1, as of December 31, 2021, compared to a current ratio of 9:1 as of December 31, 2020.

Inventory increased by $8.2 million or 49.1%, to $24.9 million as of December 31, 2021, from $16.7 million as of December 31, 2020. The increase was primarily due to an increase in inventory for the Disposable Protective Apparel segment of $4.7 million or 41.2%, to $16.2 million and an increase in inventory for the Building Supply segment of $3.5 million or 66.3%, to $8.7 million.

Colleen McDonald, Chief Financial Officer, commented, “During the year ended December 31, 2021, we repurchased 439,000 shares of common stock at a cost of $4.4 million. As of December 31, 2021, we had repurchased a total of 18,549,917 shares of common stock at a cost of approximately $42.4 million through our repurchase program. We retire all stock upon repurchase. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities. As of December 31, 2021, we had $2.1 million available for additional stock purchases under our stock repurchase program.”

The Company currently has no outstanding debt and believes that the current cash balance will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future. The company has made approximately $4.0 million in commitments for capital investments to increase their production capacity in the Building Supply segment, of which approximately $1.0 million remains to be paid as of December 31, 2021.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, expectations regarding order volume, timing of fulfillment of orders, production capacity and our plans to ramp up production and expand capacity, product demand, availability of raw materials and supply chain access, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. Specifically, these factors include, but are not limited to, changes in global economic conditions; the effects of the COVID-19 pandemic on our business and operations, the business and operations of those within our supply chain and global economic conditions generally; changes in order volume by our customers; the inability of our suppliers and contractors to meet our requirements; potential challenges related to international manufacturing; our partnership with a joint venture partner; the inability to protect our intellectual property; competition in our industry; customer preferences; the timing and market acceptance of new product offerings; security breaches or disruptions to the information technology infrastructure; the impact of legal and regulatory proceedings or compliance challenges; and volatility in our common stock price and our investments. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Consolidated Balance Sheets

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$16,307,000	$23,292,000
Accounts receivable, net of allowance for doubtful accounts of $64,000 as of December 31, 2021 and $71,000 as of December 31, 2020	3,397,000	8,132,000
Accounts receivable, related party	1,383,000	905,000
Inventories	24,969,000	16,749,000
Prepaid expenses	6,943,000	6,087,000
Total current assets	52,999,000	55,165,000

Property and equipment, net	6,064,000	4,353,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	3,000	7,000
Right-of-use assets	2,648,000	3,535,000
Equity investment in unconsolidated affiliate	6,120,000	5,549,000
Total assets	$67,889,000	$68,664,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$528,000	$1,983,000
Accrued liabilities	1,250,000	2,793,000
Customer advance payments of orders	-	209,000
Lease liabilities	883,000	867,000
Total current liabilities	2,661,000	5,852,000

Lease liabilities, net of current portion	1,817,000	2,719,000
Deferred income tax liabilities, net	791,000	563,000
Total liabilities	5,269,000	9,134,000
Commitments and contingincies
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 13,115,341 and 13,419,847 shares outstanding as of December 31, 2021 and December 31, 2020, respectively	132,000	135,000
Additional paid-in capital	-	409,000
Retained earnings	62,488,000	58,986,000
Total shareholders' equity	62,620,000	59,530,000
Total liabilities and shareholders' equity	$67,889,000	$68,664,000

Condensed Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

Net sales	$13,195,000	$29,019,000	$68,637,000	$102,700,000

Cost of goods sold, excluding depreciation and amortization	8,250,000	14,840,000	43,339,000	52,218,000
Gross profit	4,945,000	14,179,000	25,298,000	50,482,000

Operating expenses:
Selling, general and administrative	3,893,000	4,935,000	16,554,000	18,171,000
Depreciation and amortization	206,000	183,000	817,000	729,000
Total operating expenses	4,099,000	5,118,000	17,371,000	18,900,000

Income from operations	846,000	9,061,000	7,927,000	31,582,000

Other income (expenses):
Equity in income (loss) of unconsolidated affiliate	(52,000)	254,000	571,000	710,000
Loss from marketable securities	-	(20,000)	-	(62,000)
Interest income, net	-	1,000	2,000	18,000
Total other income (loss), net	(52,000)	235,000	573,000	666,000
Income before provision for income taxes	794,000	9,296,000	8,500,000	32,248,000

Provision for income taxes	194,000	2,076,000	1,744,000	5,360,000

Net income	$600,000	$7,220,000	$6,756,000	$26,888,000

Basic earnings per common share	$0.05	$0.53	$0.51	$2.00

Diluted earnings per common share	$0.05	$0.52	$0.50	$1.92

Basic weighted average common shares outstanding	13,138,096	13,505,909	13,225,628	13,449,987

Diluted weighted average common shares outstanding	13,302,013	13,947,738	13,499,442	13,972,145

Out-of-period adjustment

During the fourth quarter of 2021, the Company recorded an out-of-period adjustment to correct an error related to a prior year which increased income tax expense by $0.2 million and deferred tax liabilities by $0.1 million and decreased retained earnings by $0.3 million in 2020.

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